EXHIBIT 22

                         SCHEDULE OF AFFILIATES

                                                  Percentage of
Affliate                    Incorporation         Ownership

Donnelly Mirrors Limited    Organized under the   100%
                            laws of the Republic
                            of Ireland

Donnelly Vision Systems     Organized under the   100%
Europe, Ltd.                laws of the Republic
                            of Ireland

Donnelly DE Mexico, S.A.    Organized under the   100%
D.E. C.V.                   laws of Mexico

Donnelly EuroGlass          Organized under the   100%
Systems, E.U.R.L.           laws of France

Donnelly International,     Michigan              100%
Inc.

Donnelly Investments, Inc.  Michigan              100%

D&A Technology, Inc.        Tennessee             60%

Donnelly Happich            Michigan              60%
Technologies, Inc.

Donnelly Applied Films      Colorado              50%
Corporation

OSD Envizion Company        California            50%

VSLI Vision Ltd.            Organized under the   35%
                            laws of Scotland